Exhibit 5.2

[Baker & Hostetler LLP Letterhead]

              November 13, 2003

TransDigm Inc.
on behalf of the Registrants
26380 Curtiss Wright Parkway
Richmond Heights, OH 44143

Ladies and Gentlemen:

        We have acted as counsel in the State of California (the "State") to:

  (a)
  ZMP, Inc., a California corporation ("ZMP"),

  (b)
  Adams Rite Aerospace, Inc., a California corporation ("Adams Rite"), and

  (c)
  Christie Electric Corp., a California corporation ("Christie," together with ZMP and Adams Rite, the "California Subsidiaries" and each a "California Subsidiary"),

for the purpose of providing this opinion in connection with that certain Indenture (the "Indenture"), dated as of July 22, 2003, among TransDigm, Inc., as successor issuer of TD Funding Corporation, TransDigm Holding Company, as successor of TD Acquisition Corporation, the Guarantors named therein and The Bank of New York, as trustee. This opinion is being delivered to you pursuant to your request.

        We have examined copies of the following documents:

  A.
  An executed copy of the Indenture.

  B.
  The respective articles of incorporation of the California Subsidiaries, each certified by the California Secretary of State on a date on or prior to the date of the Indenture (collectively, the "Charters").

  C.
  The respective bylaws of the California Subsidiaries, each certified by the respective Secretary of each of these corporations as of the date of the Indenture (collectively, the "Bylaws").

  D.
  The certified resolutions of the respective boards of directors of the California Subsidiaries, dated the date of the Indenture, authorizing, among other things, the execution and delivery of the Indenture (collectively, the "Resolutions").

  E.
  Officer's Certificates from each of the California Subsidiaries, dated as of the date of the Indenture (collectively, "Officers' Certificates").

        We have also reviewed such statutes and judicial decisions of the State as we deemed necessary to render this opinion.

        In rendering the opinions set forth herein, we have assumed (there being no facts known to us to the contrary), with your approval, that (i) all documents submitted to us as originals are authentic and (ii) all documents submitted to us as copies conform with the originals thereof.

        For the purposes of preparing this opinion and with your consent, we have not independently verified or investigated the accuracy or completeness of any factual information and, because the scope of our examination did not include such verification, we assume no responsibility for the accuracy or completeness of any such information.

        While we are licensed to practice law in several states, we do not purport to express legal conclusions based on the laws of any state or jurisdiction other than the State, and, accordingly, we express no opinion as to the laws of any other state or jurisdiction.

        Based solely and in reliance on the foregoing and subject to the further qualifications hereinafter set forth, we express the following opinions as of the date of the Indenture:

1.
Each of the California Subsidiaries had the full corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

2.
The execution and delivery by each California Subsidiary of the Indenture was duly authorized by all necessary corporate action by each California Subsidiary, and the Indenture was validly executed by each California Subsidiary that is a party thereto.

        Despite any other express or implied statement in this letter, we express no opinion with respect to the binding effect or enforceability of the Indenture.

        The opinions in this letter are limited to the matters set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 (File No. 333-108340) to be filed in connection with the Indenture and any amendment thereto.

Very truly yours,
/s/ BAKER & HOSTETLER LLP